Exhibit 10(f)(29)

XSIP; RSU 2-Year Stock-Settled

AGREEMENT PURSUANT TO XEROX HOLDINGS CORPORATION PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Holdings Corporation, a New York corporation (the “Company”), dated <<Grant Date>> (the “Grant Date”) in favor of <<First Name>> <<Last Name>> (“Employee”), who is an employee of the Company or of a subsidiary or affiliate thereof (collectively, the “Employer”).

In accordance with the provisions of the Xerox Holdings Corporation Performance Incentive Plan and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS

1.Award of Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company hereby awards to Employee, as of the Grant Date, <<Granted Shares>> Restricted Stock Units (each an “RSU” and collectively, “RSUs”). Notwithstanding anything herein to the contrary, only an active employee or an employee on Short-Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (in each case, pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the Grant Date is eligible to receive this award. The RSUs represent an unfunded, unsecured right to receive shares of Common Stock of the Company, subject to all terms and conditions of the Plan and this Agreement.

TERMS OF THE RESTRICTED STOCK UNITS
2.Award Summary. As of the vesting date(s) indicated below (each a “Vesting Date”), Employee shall become entitled to a number of shares of Common Stock equal to the “Vest Quantity” shown below (subject to applicable tax withholding as described in Paragraph 8 below).

Vest Schedule - Share Units (RSU)
Vesting Date	Vest Quantity
<<Vest Date 1>>	<<Tranche 1 Qty>>
<<Vest Date 2>>	<<Tranche 2 Qty>>
<<Granted Shares>>

Upon the occurrence of an event constituting a Change in Control, all RSUs and dividend equivalents on such shares that are outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
3.Dividend Equivalents. The Employee shall become entitled to receive from the Company on each Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of RSUs that are vested and payable on such Vesting Date (under Paragraph 2 of this Agreement) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on such Vesting Date. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Corporate Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents.

OTHER TERMS

4.Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
5.Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

6.Effect of Termination of Employment or Death.

(a)Voluntary Termination; Involuntary Termination for Cause. If Employee voluntarily ceases employment with the Employer for any reason except Retirement (as defined below) or a reduction in the workforce, or if Employee’s employment with the Employer is involuntarily terminated for Cause (as defined below), any RSUs that have not vested in accordance with Paragraph 2 shall be cancelled on the date of such termination of employment.

(b)If the Employee involuntarily ceases to be an Employee of the Employer for any reason (including Disability as defined below), other than death or for Cause, or voluntarily ceases to be an Employee of the Employer due to a reduction in workforce, a prorated portion of the RSUs shall immediately vest, and such vested prorated portion, less any RSUs which have already vested on a Vesting Date under Paragraph 2 of this Agreement, shall be payable to the Employee, as of the Vesting Date. Application of this Paragraph 6(b) may, at the discretion of the Company, be contingent upon Employee executing a general release and/or an agreement with respect to non-engagement in detrimental activity, each in a form acceptable to the Company. For purposes of this paragraph 6(b):
(i)The prorated portion of the RSUs as of the termination of employment date shall be determined by multiplying the total number of RSUs granted to the Employee under this Agreement by a fraction, the numerator of which is the number of full months during which the Employee has been continually employed since the Grant Date (in no event to exceed 24) and the denominator of which is 24; and

(ii)full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.

(c)Death If the Employee ceases to be an Employee of the Employer by reason of death, 100% of the RSUs pursuant to this grant shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 7 to the personal representatives, heirs or legatees of the deceased Employee.

(d)Certain Definitions. The following definitions shall apply for purposes of this Paragraph 8:
(i)Cause. “Cause” shall mean (A) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (B) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (C) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (D) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (E) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

(ii)Disability. Employee shall be deemed involuntarily to cease employment with the Employer by reason of “Disability” when Employee has received maximum coverage under an Employer-provided short-term disability plan.
(iii)Retirement. “Retirement” shall mean a termination of employment with retirement status as determined by the Employer, provided that for a U.S. employee, retirement shall mean only a termination of employment with the Employer after attaining age 55 and 10 years of service with the Employer or age 60 and 5 years of service with the Employer.

(e)Salary Continuance. For purposes of determining the number of RSUs that are vested under this Agreement, the number of full months during which the Employee has been continually employed since the Grant Date shall not include any period of Salary Continuance, unless otherwise determined by the Committee or its authorized delegate at its discretion pursuant to Section 23(a)(ii) of the Plan.
(f)Effect of Releases. Payment will be made as soon as practicable (but not later than 70 days) after the designated payment date except that if the timing of any payment is contingent on employee action, such as execution of a release of claims or agreement, and the specified payment period straddles two calendar years, payment will be made on the second such calendar year.

7.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the RSUs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of RSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the RSUs.
8.Responsibility for Taxes. Any payment or release of shares pursuant to this Agreement is subject to applicable tax withholding. No fractional shares shall be issued as a result of such tax withholding; instead, the equivalent of any fractional share amount shall be applied to amounts withheld for taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.

9.Nature of Award. In accepting the award, Employee acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termina- tion and, in addition, the RSUs are subject to modification and adjustment under Section 6(b) of the Plan.

(b)the award of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the RSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(e)Employee is voluntarily participating in the Plan;

(f)the RSUs and the shares of Common Stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;

(g)the RSUs and the shares of Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;
(h)the RSUs and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and

(k)subject to the provisions in the Plan regarding Change in Control, RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
10.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

12.Subsidiary. As used herein the term ”subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the Grant Date.
13.Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

14.Recoupments.
(a)If an Employee or former Employee of the Employer is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Employer, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i)violating terms of a non-compete agreement with the Employer, if any;

(ii)disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;

(iii)violating any rules, policies, procedures or guidelines of the Employer;

(iv)directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.

15.Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a)An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)An Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

Notwithstanding the above, the Employer does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

(c)An Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated busi- ness, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

(d)If an Employee or former Employee of the Employer is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control to have failed to comply with any of the provisions of this Paragraph 15, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such failure to comply may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.
16.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

17.Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any Employee who fails to comply with the Company’s acceptance requirement within six months of the Grant Date.

19.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 5 to the personal representatives, legatees and heirs of the Employee.

21.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

22.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
23.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

24.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the RSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

25.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX TO THE

AGREEMENT PURSUANT TO XEROX HOLDINGS CORPORATION PERFORMANCE INCENTIVE PLAN

This Appendix includes additional terms and conditions that govern an award (the "Equity Award") granted under the Plan to individuals outside the United States (the “International Participants”). Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Section I of this Appendix includes special terms and conditions that apply to Equity Awards granted to all the International Participants.

Section II of this Appendix includes special terms, conditions and notifications that apply to Equity Awards granted to the International Participants in certain specific countries as reflected herein.

Because the Plan involves the offer of shares of Common Stock, local securities laws must be considered, including securities compliance requirements and ongoing reporting requirements. The Plan also may involve the transfer of funds across borders. Local exchange control restrictions may affect these transfers of funds and securities by the Employer and the International Participants. This Appendix includes information regarding these exchange controls and certain other issues of which the International Participants should be aware with respect to the International Participant’s participation in the Plan. The information reflected herein is based on the securities, exchange control and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that an International Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the International Participant’s participation in the Plan because the information may be out of date at the time that the International Participant’s Equity Award vests or the International Participant sells shares of Common Stock acquired under the Plan.

The information contained herein is general in nature and may not apply to the International Participant’s particular situation and the Company is not in a position to assure the International Participant of any particular result. Accordingly, the International Participant is advised to seek appropriate professional advice as to how the relevant laws in the International Participant’s country may apply to the International Participant’s situation.

If the International Participant is a citizen or resident of a country other than the one in which the International Participant is currently working, transferred employment after the Equity Award grant is made, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the International Participant. Notwithstanding anything contained herein or in the Agreement to the contrary, the Company reserves the right to cancel the Equity Award, and to replace it with a cash award, if the International Participant moves or is transferred to another country after the Equity Award grant is made or is considered a resident of another country for local law purposes that is not included under the Equity Award program maintained by the Company.

Finally, if the International Participant relocates to another country, the special terms and conditions for such country as reflected in this Appendix will apply to the International Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules or regulations or facilitate the administration of the Equity Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or desirable to facilitate the International Participant's relocation).

I.TERMS AND CONDITIONS FOR ALL COUNTRIES

Payment of Taxes. The following provision supplements the “Taxes” section of the Agreement:

Regardless of any action the Company or the Employer takes with respect to any or all income tax, the International Participant’s portion of social insurance, payroll tax, fringe tax benefit, payment on account or other tax-related items related to the International Participant’s participation in the Plan and legally applicable to the International Participant (“Tax-Related Items”), the International Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the International Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer.

The International Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Equity Award, including, but not limited to, the grant of the Equity Award, the issuance of shares of Common Stock upon vesting/settlement of the Equity Award, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Equity Award to reduce or eliminate the International Participant’s liability for Tax-Related Items or achieve any particular tax result.

Further, if the International Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the International Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The International Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from the International Participant’s wages or other cash compensation paid to the International Participant by the Company and/or the Employer; or
(2) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the Equity Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the International Participant’s behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting/settlement of the Equity Award.

Notwithstanding the foregoing, if the Employee is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by the having the Company withhold in whole shares of Common Stock to be issued upon vesting/settlement of the Equity Award.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. If the maximum rate is used, any over-withheld amount may be refunded to the International Participant in cash by the Company or Employer (with no entitlement to the share equivalent) or, if not refunded, the International Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the International Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Equity Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax- Related Items due as a result of any aspect of the International Participant’s participation in the Plan.

The International Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the International Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the International Participant fails to comply with this obligation.
Termination of Employment.
For purposes of this Equity Award and except as otherwise provided in a termination/separation agreement applicable to the International Participant, the International Participant’s employment will be considered terminated as of the date the International Participant is no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the International Participant are employed or otherwise rendering services or the terms of the International Participant’s employment or other service agreement, if any) (the “Termination Date”). The Termination Date will not be extended by any notice period (e.g., the International Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the International Participant is employed or otherwise rendering services or the terms of the International Participant’s employment or other service agreement, if any). The Committee or its delegate shall have the exclusive discretion to determine when the International Participant is no longer actively providing services for purposes of the Equity Awards (including whether the International Participant may still be considered to be providing services while on a leave of absence).
Recoupment Rights. The following provision supplements the "Recoupments" section of the Agreement:
(c) For purposes of this Agreement, the International Participant expressly and explicitly authorizes the Company to issue instructions, on the International Participant 's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the International Participant 's shares of Common Stock and other amounts acquired under the Plan to re- convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the enforcement of the Company's recovery, "clawback” or similar policies.
Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, the International Participant expressly agrees to comply with the Company’s insider trading policies and any other of its policies regarding insider trading or personal account dealing applicable to the International Participant. Further, the International Participant expressly acknowledges and agrees that, depending on the International Participant’s country of residence or the location of the International Participant’s broker, or where shares of Common Stock are listed, the International Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the International Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., the Equity Award) or rights linked to the value of shares of Common Stock, during such times the International Participant is considered to have, “inside information” or similar types of information regarding the Company as defined by the laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the International Participant place before the International Participant possessed such information. Furthermore, the International Participant may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of the Company or any of its subsidiaries or affiliates). Any restriction under these laws or regulations is separate from and in addition to any restrictions that may be imposed under any applicable Company policies. The International Participant expressly acknowledges and agrees that it is the Employee’s responsibility to comply with any applicable restrictions, and the International Participant should consult the International Participant 's personal advisor for additional information on any trading restrictions that may apply to the International Participant.
Age Discrimination Rules. If the International Participant is a resident and/or employed in a country that is a member of the European Union or the European Economic Area, the Equity Award, this Appendix, and the Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this

Appendix, the Agreement, or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Consent to the Collection, Processing, Use and Transfer of the International Participant 's Personal Data

(a)General. The Company is located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, United States of America and grants awards under the Plan to employees of the Company and its subsidiaries or affiliates in its sole discretion. In conjunction with the Company’s grant of the Equity Award under the Plan to the Employee and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Equity Award, the International Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(b)Data Collection, Processing and Usage. The Company collects, processes and uses the International Participant’s personal data, including the International Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Equity Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the International Participant’s favor, which the Company receives from the International Participant or the Employer. In granting the Equity Award under the Plan, the Company will collect the International Participant’s personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the International Participant’s personal data is the International Participant’s consent.

(c)Stock Plan Administration Service Provider. The Company transfers the International Participant’s personal data to Morgan Stanley Smith Barney, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the International Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the International Participant to receive and trade shares of Common Stock acquired under the Plan. The International Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the International Participant’s ability to participate in the Plan.

(d)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The International Participant should note that the International Participant’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the International Participant’s personal data to the United States is the International Participant’s consent.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The International Participant’s participation in the Plan and the International Participant 's grant of consent is purely voluntary. The International Participant may deny or withdraw the International Participant 's consent at any time. If the International Participant does not consent, or if the International Participant later withdraws the International Participant 's consent, the International Participant may be unable to participate in the Plan. This would not affect the International Participant’s existing employment or salary; instead, the International Participant merely may forfeit the opportunities associated with the Plan.

(f)Data Subjects Rights. The International Participant may have a number of rights under the data privacy laws in the International Participant’s country of residence. For example, the International Participant’s rights may include the right to
(i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the International Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the International Participant’s personal data. To receive clarification regarding the International Participant’s rights or to exercise the International Participant 's rights, the International Participant should contact the International Participant 's local human resources department.

II.COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

EUROPEAN UNION/EUROPEAN ECONOMIC AREA, SWITZERLAND AND UNITED KINGDOM

Terms and Conditions

If the International Participant resides and/or is employed in the European Union/European Economic Area, Switzerland or the United Kingdom, the following provision replaces the “Consent to the Collection, Processing, Use and Transfer of the International Participant's Personal Data” section in Part I of this Appendix:

(a)General. The Company is located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, United States of America and grants awards under the Plan to employees of the Company and its subsidiaries or affiliates in its sole discretion. In conjunction with the Company’s grant of the Equity Award under the Plan to the International Participant and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). The International Participant should carefully review this information about the Company's Personal Data Activities.

(b)Data Collection, Processing and Usage. The Company collects, processes and uses the International Participant’s personal data, including the International Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Equity Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the International Participant’s favor, which the Company receives from the International Participant or the Employer. In granting the Equity Award under the Plan, the Company will collect the International Participant’s personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the International Participant’s personal data is the Company’s legitimate interest of managing the Plan and generally administering employee equity awards granted under the Plan, and to satisfy its contractual obligations under the terms of the Agreement and this Appendix. The International Participant’s refusal to provide personal data may affect the International Participant’s ability to participate in the Plan.

(c)Stock Plan Administration Service Provider. The Company transfers the International Participant’s personal data to Morgan Stanley Smith Barney, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the International Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the International Participant to receive and trade shares of Common Stock acquired under the Plan. The International Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the International Participant’s ability to participate in the Plan.

(d)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The International Participant should note that the International Participant’s country of residence has enacted data privacy laws that are different from the United States. The International Participant understands and acknowledges that the United States has enacted data privacy laws that are less protective or otherwise different from those applicable in the International Participant’s country of residence. For example, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. The Company's onward transfer of the International Participant's personal data by the Company to the Stock Plan Administrator will be based on the applicable data protection laws. The International Participant may request a copy of such appropriate safeguards at globalcompplanning@xerox.com.

(e)Data Retention. The Company will use the International Participant's personal data only as long as necessary to implement, administer and manage the International Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs the International Participant's personal data for any of the above purposes, which will generally be seven (7) years after the International Participant participates in the Plan, the Company will cease to use the International Participant's personal data and remove it from its systems. If the Company keeps the International Participant's personal data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(f)Data Subject Rights. The International Participant understands that the International Participant may have a number of rights under data privacy laws in the International Participant’s country of residence. Subject to the conditions set out in the applicable law and depending on where the International Participant is based, such rights may include the right to (i) request access to, or copies of, the International Participant's personal data processed by the Company, (ii) rectification of incorrect personal data of the International Participant, (iii) deletion of the International Participant's personal data, (iv)

restrictions on the processing of the International Participant's personal data, (v) object to the processing of the International Participant's personal data for legitimate interests, (vi) portability of the International Participant's personal data, (vii) lodge complaints with competent authorities in the International Participant’s country of residence, and/or to (viii) receive a list with the names and addresses of any potential recipients of the International Participant's personal data. To receive clarification regarding these rights or to exercise these rights, the International Participant can contact globalcompplanning@xerox.com.

(g)Necessary Disclosure of Personal Data. The International Participant understands that providing the Company with the International Participant's personal data is necessary for the performance of the Agreement and that the International Participant's refusal to provide the International Participant's personal data would make it impossible for the Company to perform its contractual obligations and may affect the International Participant's ability to participate in the Plan.

ARGENTINA

Notifications
Securities Law Notice. The Equity Award is not publicly offered or listed on any stock exchange in Argentina. The grant of the Equity Award to the International Participant is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other grant documents related to the Equity Award may be utilized in connection with any general offering not the public in Argentina.

Exchange Control Notice. Provided the International Participant is not required to purchase foreign currency and remit funds out of Argentina to acquire shares of Common Stock under the Plan, local exchange control restrictions will not apply. However, if so required, the International Participant personally is responsible for complying with all Argentine currency exchange regulations, approvals and reporting requirements. Exchange control requirements in Argentina are subject to change; the International Participant should consult with the International Participant's personal advisor regarding any personal obligations the International Participant may have with respect to the Equity Award granted under the Plan.

Foreign Asset/Account Reporting Information. If the International Participant holds shares of Common Stock as of 31 December of any year, the International Participant personally is required to report the holding of the shares of Common Stock on the International Participant's personal tax return for the relevant year.

AUSTRIA

Notifications

Exchange Control Notice. If the International Participant holds securities (including shares of Common Stock acquired under the Plan) or cash (including proceeds from the sale of shares of Common Stock) outside of Austria, the International Participant may be subject to reporting obligations to the Austrian National Bank. If the value of the shares of Common Stock meets or exceeds a certain threshold, the International Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the International Participant sells the shares of Common Stock, or receive any cash dividends, the International Participant may have exchange control obligations if the International Participant holds the cash proceeds outside of Austria. If the transaction volume of all the International Participant’s accounts abroad meets or exceeds a certain threshold, the International Participant must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

The International Participant should consult with the International Participant's personal advisor to determine the International Participant's personal reporting obligations.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The International Participant is required to report any securities (e.g., shares of Common Stock acquired under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside of Belgium on the International Participant’s annual tax return. The International Participant also will be required to complete a separate report, providing the National Bank of Belgium with details regarding any such account (including the account number, the name of the bank in which such account is held and the country in which such account is located). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits

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Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non- Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when shares of Common Stock acquired pursuant to the Equity Award are sold. The International Participant should consult with a personal tax or financial advisor for additional details on the International Participant’s personal obligations with respect to the stock exchange tax.

Annual Securities Account Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Common Stock acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., March 31, June 30, September 30 and December 31). In such case, the tax will be due on the value of the qualifying securities held in such account. The International Participant should consult with a personal tax or financial advisor for additional details on the International Participant’s obligations with respect to the annual securities account tax.

BRAZIL

Terms and Conditions

Nature of Grant. The following provisions supplement the "Nature of Award" section of the Agreement:

By accepting the Equity Award, the International Participant agrees that the International Participant is making an investment decision, the shares of Common Stock will be issued to the International Participant only if the vesting conditions are met and any necessary services are rendered by the International Participant over the vesting period, and the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the vesting period without compensation to the International Participant.

Further, the International Participant agrees, for all legal purposes, (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the International Participant’s employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of the International Participant’s employment; and (iii) the income from the Equity Award, if any, is not part of the International Participant’s remuneration from employment.

Compliance with Law. By accepting the Equity Award, the International Participant acknowledges and agrees to comply with applicable Brazilian laws and agrees to report and pay any and all applicable taxes associated with the Equity Award, the receipt of any dividends, or dividend equivalents, and the sale of shares of Common Stock acquired under the Plan.

Notifications

Exchange Control Notice. If the International Participant is resident or domiciled in Brazil, the International Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$1,000,000 or more but less than US$100,000,000. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly. Assets and rights that must be reported include shares of Common Stock of the Company acquired under the Plan.

BULGARIA

Notifications

Exchange Control Notice. The International Participant will be required to file statistical forms with the Bulgarian National Bank annually regarding the International Participant's receivables in bank accounts abroad as well as securities held abroad (e.g., shares of Common Stock acquired under the Plan) if the total sum of all such receivables and securities equal or exceeds a specified threshold (currently BGN 50,000) as of the previous calendar year-end. The reports are due by 31 March. The International Participant should contact the International Participant's bank in Bulgaria for additional information regarding this requirement.

CANADA

Terms and Conditions

Settlement in Shares of Common Stock. Notwithstanding anything to the contrary in the Agreement, this Appendix, and the Plan, the Equity Award shall be settled only in shares of Common Stock (and may not be settled in cash).

Acknowledgement of Nature of Plan and the Equity Award. For purposes of the Equity Awards, the International Participant’s employment will be considered terminated (regardless of the reason for termination, whether or not later found to be invalid or unlawful for any reason or in breach of employment or other laws or rules in the jurisdiction where the International Participant is providing services or the terms of the International Participant’s employment or service agreement, if any) as of the date that is the earliest of:
(i)the date that the International Participant is no longer actively providing services to the Company or the Employer or
(ii)the date on which the International Participant receives written notice of termination of employment (the “Termination Date”), except, in either case, to the extent applicable employment standards legislation requires the Equity Awards to continue through any minimum termination notice period applicable under the legislation. In such case, the Termination Date will be the last day of the International Participant’s minimum statutory termination notice period.

Unless otherwise expressly provided in the Agreement or explicitly required by applicable legislation, the International Participant’s right to vest in the Equity Awards under the Plan, if any, will terminate as of the Termination Date and the International Participant will not earn or be entitled to (A) any pro-rated vesting for that period of time before the Termination Date, (B) any unvested portion of the Equity Awards grant, or (C) any payment of damages in lieu thereof. To be clear, there shall be no vesting of Equity Awards during any applicable common law or civil law reasonable notice period following the Termination Date or any payment of damages in lieu thereof. Subject to applicable legislation, in the event the Termination Date cannot be reasonably determined under the terms of the Agreement and/or the Plan, the Committee or its delegate shall have the exclusive discretion to determine the Termination Date.

The following provisions will apply if the International Participant is a resident of Quebec:

Data Privacy. The following provision supplements the “Consent to the Collection, Use and Transfer of the International Participant’s Personal Data” section in Section I of this Appendix:

The International Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the International Participant's participation in the Plan. The International Participant further authorizes the Company and its subsidiaries or affiliates and the administrator of the Plan to disclose and discuss the International Participant's participation in the Plan with their advisors. The International Participant further authorizes the Employer to record such information and to keep such information in the International Participant’s employee file.

Language Consent. By accepting the grant of Equity Awards, the International Participant acknowledges that the International Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The International Participant accepts the terms of those documents accordingly.

Consentement relatif à la langue. En acceptant l'attribution d’actions gratuites, le Participant International reconnaît qu’il maîtrise la lecture de l'anglais et comprend l’anglais, et qu'il comprend parfaitement les termes des documents relatifs à l'attribution (le Contrat et le Plan), qui ont été fournis en anglais. Le Participant International accepte les termes de ces documents en conséquence.

Notifications

Securities Law Notice. The International Participant is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares are listed (i.e., the NASDAQ).

Foreign Asset/Account Reporting Information. Specified foreign property (including the Equity Award and shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such specified foreign property exceeds C$100,000 at any time during the year. Thus, such Equity Award must be reported
- generally at nil cost - if the C$100,000 cost threshold is exceeded because the International Participant holds other foreign property. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would ordinarily equal the fair market value of the shares of the Common Stock at the time of acquisition, but if the International Participant owns other shares of Common Stock of the same company, this ACB may need to be averaged with the ACB of the other shares of Common Stock. It is the International Participant's responsibility to comply with applicable reporting obligations.

CHILE

Notifications

Securities Law Notice. The offer of the Equity Awards constitutes a private offering in Chile effective as of the Grant Date. The offer of the Equity Awards is made subject to general ruling n° 336 of the Chilean Commission of the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Equity Award are not registered in Chile, the Company is not required to provide information about the Equity Awards or the underlying shares of Common Stock in Chile. Unless the Equity Awards and/or the shares of Common Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.

Exchange Control Information. Chilean residents are not required to repatriate any proceeds obtained from the sale of shares of Common Stock or the receipt of dividends to Chile. However, if the Chilean resident International Participant decides to repatriate proceeds from the sale of shares of Common Stock or the receipt of dividends and the amount of the proceeds to be repatriated exceeds US$10,000, the International Participant must effect such repatriation through the Formal Exchange Market. It is unnecessary to convert any repatriated funds into Chilean currency.

Foreign Asset/Account Reporting Information. If a Chilean resident holds shares of Common Stock acquired under the Plan outside Chile, the International Participant may be required to inform the Chilean Internal Revenue Service (the “CIRS”) regarding
(a)the results of investments held abroad, and (b) any taxes paid abroad which the Chilean resident will use as credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be reported on Form 1929 and submitted electronically through the CIRS website (www.sii.cl) before July 1 of each year, depending on the assets and/or taxes being reported. Failure to satisfy these requirements could result in ineligibility to receive certain foreign tax credits. As these requirements are subject to change, the International Participant should consult with the International Participant’s personal tax advisor to determine applicable reporting obligations to the CIRS.

CZECH REPUBLIC

Notifications

Exchange Control Notice. The International Participant may be required to notify the Czech National Bank that the International Participant acquired shares of Common Stock under the Plan and/or that the International Participant maintains a foreign account. Such notification will be required if the aggregate value of the International Participant’s foreign direct investments is CZK 2,500,000 or more, the International Participant has a certain threshold of foreign financial assets, or the International Participant is specifically requested to do so by the Czech National Bank. The International Participant should consult with the International Participant's personal advisor regarding the International Participant’s reporting requirements.

DENMARK

Terms and Conditions

Nature of Award. The following provisions supplement the “Nature of Award” section of the Agreement:

By accepting the Equity Awards, the International Participant acknowledges that the International Participant understands and agrees that the Equity Awards relate to future services to be performed and are not a bonus or compensation for past services.

Danish Stock Option Act. The International Participant acknowledges that the International Participant has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019 (the “Stock Option Act”), which is attached as Exhibit A.

Notifications

Foreign Asset/Account Reporting Information. If the International Participant establishes an account holding shares of Common Stock or cash outside Denmark, the International Participant must report the account to the Danish Tax Administration on the International Participant’s individual income tax return under the section related to foreign affairs and income. The form which should be used in this respect can be obtained from a local bank.

ECUADOR

Notifications

Foreign Asset/Account Reporting Information. The International Participant will be responsible for including any award that vested during the previous fiscal year in the International Participant’s annual Net Worth Declaration if the International Participant’s net worth exceeds the thresholds set forth in the law. The net worth declaration must be filed in May of the following year using the electronic form on the tax authorities’ website (www.sri.gob.ec). Penalties will apply to a late filing and it is not possible to seek an extension. The International Participant should consult with the International Participant's personal advisor to determine the International Participant's personal reporting obligations.

EGYPT

Notifications

Exchange Control Notice. If the International Participant transfers funds into Egypt in connection with the sale of shares of Common Stock, the International Participant will be required to transfer such funds through a registered bank in Egypt.

FINLAND

No country-specific provisions.

FRANCE

Terms and Conditions

Award Not Tax-Qualified. The Equity Award is not intended to be French tax-qualified.

Language Consent. By accepting the grant of Equity Awards, the International Participant acknowledges that the International Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The International Participant accepts the terms of those documents accordingly.

Consentement relatif à la langue. En acceptant l'attribution d’actions gratuites, le Participant International reconnaît qu’il maîtrise la lecture de l'anglais et comprend l’anglais, et qu'il comprend parfaitement les termes des documents relatifs à l'attribution (le Contrat et le Plan), qui ont été fournis en anglais. Le Participant International accepte les termes de ces documents en conséquence.

Notifications

Exchange Control Notice. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The International Participant should consult with the International Participant's personal advisor for further details regarding this requirement.

Foreign Asset/Account Reporting Information. The International Participant must report annually any shares and bank accounts the International Participant holds outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the International Participant’s personal income tax return. Failure to report triggers a significant penalty.

GERMANY

Notifications

Exchange Control Notice. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). For payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The International Participant personally is responsible for making this report.

Foreign Asset/Account Reporting Information. If the International Participant’s acquisition of shares of Common Stock under the Plan leads to a "qualified participation" at any point during the calendar year, the International Participant must report the acquisition when the International Participant files a tax return for the relevant year. A "qualified participation" is attained if (i) the value of the shares of Common Stock acquired exceeds €150,000, or (ii) in the unlikely event the International Participant holds shares of Common Stock exceeding 10% of the Company’s total common stock.

GREECE

Notifications

Foreign Asset/Account Reporting Information. The reporting of foreign assets (including shares of Common Stock acquired under the Plan and other investments) is the International Participant’s personal obligation and should be completed through the International Participant’s annual tax return.

GUATEMALA

Terms and Conditions

Language Waiver. By participating in the Plan, the International Participant acknowledges that the International Participant is proficient in reading and understanding English and fully understands the terms of the Plan, or, alternatively, that the International Participant will seek appropriate assistance to understand the terms and conditions in the Agreement and this Appendix.

HONG KONG

Terms and Conditions

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, this Appendix, and the Plan, the Equity Award shall be settled only in shares of Common Stock (and may not be settled in cash).

Sale Restriction. To facilitate compliance with securities laws in Hong Kong, the International Participant agrees not to sell the shares of Common Stock issued upon vesting of the Equity Award within six (6) months of the Grant Date.

Securities Law Notice. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The International Participant is advised to exercise caution in relation to the offer. If the International Participant is in any doubt about any of the contents of the documents, the International Participant should obtain independent professional advice. The Equity Award and shares of Common Stock acquired upon vesting of the Equity Award does not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or any subsidiary or affiliate. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Equity Award is intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary or affiliate and may not be distributed to any other person.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the International Participant's grant shall be void.

INDIA

Notifications

Exchange Control Notice. The International Participant must repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of shares of Common Stock or cash dividends) to India within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time. The International Participant should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where the International Participant deposits the foreign currency. The International Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Because exchange control regulations can change frequently and without notice, the International Participant should consult the International Participant's personal advisor before selling shares of Common Stock to ensure compliance with current regulations. It is the International Participant’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the International Participant’s failure to comply with applicable laws.

Foreign Asset/Account Reporting Information. The International Participant is required to declare the International Participant's foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in the International Participant’s annual tax return. It is the International Participant’s responsibility to comply with this reporting obligation and the International Participant should consult the International Participant's personal advisor in this regard as significant penalties may apply in the case of non-compliance with foreign asset/account reporting requirements and because such requirements may change.

IRELAND

Notifications

Director Notification Requirement. If the International Participant is a director, shadow director1 or secretary of the Company or a subsidiary or an affiliate of the Company established in Ireland (an “Irish Affiliate”) and has a 1% or more shareholding interest in the Company, the International Participant must notify the Company or the Irish Affiliate, as applicable, in writing when the International Participant receives or disposes of an interest in the Company (e.g., Equity Awards, shares of Common Stock, etc.), when the International Participant becomes aware of the event giving rise to the notification requirement, or when the International Participant becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary). If applicable, the International Participant should consult with the International Participant's personal advisor for further details regarding this requirement.

ISRAEL

Notifications

Securities Law Notice. The grant of the Equity Award does not constitute a public offering under the Securities Law, 1968.

Indemnification for Tax Liabilities. As a condition of the grant of the Equity Award, the International Participant expressly consents and agrees to indemnify the Company and/or the International Participant's Employer and hold them harmless from any and all liability attributable to taxes, interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold any taxes.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Equity Award, the International Participant acknowledges that the International Participant has online access to a copy of the Plan (at: www.stockplanconnect.com) and is deemed to have received a copy and

____________
1 A shadow director is an individual who is not on the board of directors of the Company or the Irish Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.

reviewed it, and has received the Agreement and has reviewed the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. The International Participant further acknowledges that the International Participant has read and specifically and expressly approves the sections of the Agreement entitled “No Rights of a Shareholder”, “Non-Assignability”, “Taxes”, “Nature of Award”, “Recoupments”, “Cancellation and Rescission of Award”, “Interpretation of This Agreement,” “Governing Law and Venue,” “Appendix for Non-U.S. Countries” and “Imposition of Other Requirements.”

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. No tax payment duties arise if the value of the foreign assets held abroad does not exceed €6,000.

MEXICO

Terms and Conditions

Nature of Grant. The following provision supplements the "Nature of Award" section of the Agreement:

By accepting the Equity Award, the International Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at P.O. Box 4505, 201 Merritt 7, 7th Floor, Norwalk, Connecticut 06851-1056, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the International Participant’s case, the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between the International Participant and the Company since the International Participant is participating in the Plan on a wholly commercial basis and the sole employer is Xerox Mexicana, S.A. de C.V., as applicable, nor does it establish any rights between the International Participant and the Employer.

Plan Document Acknowledgment. By accepting the Equity Award, the International Participant acknowledges that the International Participant has online access to a copy of the Plan (at: www.stockplanconnect.com) and is deemed to have received a copy and reviewed it, and has received and reviewed the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by accepting the Agreement, the International Participant further acknowledges that the International Participant has read and specifically and expressly approve the terms and conditions in the paragraph of the Agreement entitled “Nature of Award”, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; and (iii) participation in the Plan is voluntary.

Finally, the International Participant hereby declares that the International Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its subsidiaries or affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Términos y Condiciones

Reconocimiento de la Ley Laboral. Estas disposiciones complementan la Sección del Acuerdo entitulada « Nature of Award, »:

Por medio de la aceptación de la concesión, el Participante Internacional manifiesta que el entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en P.O. Box 4505, 201 Merritt 7, 7th Floor, Norwalk, Connecticut 06851-1056 EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el Participante Internacional. y la Compañía, ya que la participación en el Plan por su parte es completamente comercial y el único patrón es Xerox Mexicana, S.A. de C.V., en caso de ser aplicable, así como tampoco establece ningún derecho entre el Participante Internacional y el patrón.

Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Concesión, el Participante Internacional reconoce que él tiene acceso en línea a las copias del Plan (en el sitio Web www.stockplanconnect.com) y que se considerará haber recibido y revisado tales copias, y que el mismo ha sido revisado al igual que la totalidad del Acuerdo, incluyendo el presente Apéndice, y, que el Participante Internacional entiende y acepta las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al aceptar el Acuerdo, el Participante Internacional reconoce que el ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección del Acuerdo titulada [«Nature of Award»] en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Concesión.

Finalmente, por medio de la presente el Participante Internacional declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

Notifications

Securities Law Notice. The Equity Awards and the shares of Common Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Equity Awards may not be publicly distributed in Mexico. These materials are addressed to Participant only because of the International Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Employer in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

Terms and Conditions

Waiver of Termination Rights. As a condition to the grant of the Equity Award, the International Participant hereby waives any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Internation al Participant ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

PERU

Terms and Conditions

Nature of Grant. The following provision supplements the "Nature of Award" section of the Agreement:

By accepting the Equity Award, the International Participant acknowledges, understands and agrees that the Equity Award is being granted ex gratia to the International Participant with the purpose of rewarding the International Participant.

Notifications

Securities Law Notice. The Equity Award is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning the offer, please refer to the Plan, the Agreement and any other materials or documentation made available by the Company. For more information regarding the Company, please refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Company’s “Investor Relations” website at https://investors.xerox.com/investors/sec-filings.

POLAND

Notifications

Exchange Control Notice. If the International Participant holds foreign securities (including shares of Common Stock) and maintains accounts abroad, the International Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, the International Participant must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.

PORTUGAL

Terms and Conditions

Language Consent. The International Participant hereby expressly declares that the International Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreeme nt em inglês).

ROMANIA

Terms and Conditions

Language Consent. By accepting the grant of Equity Awards, the International Participant acknowledges that the International Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. The International Participant accepts the terms of those documents accordingly.

Consimtamant cu Privire la Limba. Prin acceptarea acordarii de Premii în acțiuni, Angajatul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare (Acordul si Planul), care au fost furnizate in limba engleza. Angajatul accepta termenii acestor documente in consecinta.

Notifications

Exchange Control Notice. The International Participant generally is not required to seek authorization from the National Bank of Romania (“NBR”) to participate in the Plan or to open and operate a foreign bank account to receive any proceeds under the Plan. However, if the International Participant acquires 10% or more of the registered capital of a non-resident company, the International Participant must file a report with the NBR within 30 days from the date such ownership threshold is reached. This is a statutory requirement, but it does not trigger the payment of fees to NBR. The International Participant may be required to provide the Romanian bank to which the International Participant transfers any proceeds under the Plan with appropriate documentation regarding the source of the income. The International Participant should consult with the International Participant's personal advisor to determine whether the International Participant will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. Any shares of Common Stock issued upon vesting/settlement of the Equity Award shall be delivered to the International Participant through a brokerage account in the United States. The International Participant may hold the shares of Common Stock in the International Participant's brokerage account in the United States; however, in no event will the shares of Common Stock issued to the International Participant and/or share certificates or other instruments be delivered to the International Participant in Russia. The International Participant is not permitted to make any public advertising or announcements regarding the Equity Award or shares of Common Stock in Russia or promote these shares of Common Stock to other Russian legal entities or individuals, and the International Participant is not permitted to sell shares of Common Stock acquired upon vesting/settlement of the Equity Award directly to other Russian legal entities or residents. The International Participant is permitted to sell shares of Common Stock only on the NASDAQ and only through a United States broker.

Settlement of the Equity Award. Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any shares of Common Stock to be issued upon vesting/settlement of the Equity Award. If applicable, the International Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on the International Participant’s behalf pursuant to this authorization) and the International Participant expressly authorizes the Company’s designated broker to complete the sale of such shares of Common Stock. The International Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the International Participant the cash proceeds from the sale of the shares of Common Stock, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The cash proceeds must be remitted immediately to the International Participant’s bank account in Russia when the proceeds are released to the International Participant. The International Participant may subsequently remit such proceeds to a foreign bank account. The International Participant acknowledges that the International Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this award.

Data Privacy. The following provision supplements the “Consent to the Collection, Use and Transfer of the International Participant’s Personal Data” section in Section I of this Appendix:

The International Participant understands and agrees that the International Participant must complete and return a Consent to Processing of Personal Data (the “Consent”) form to the Company. Further, the International Participant understands and agrees that if the International Participant does not complete and return a Consent form to the Company, the Company will not be able to grant the Equity Award to the International Participant or other awards or administer or maintain such awards. Therefore, the International Participant understands that refusing to complete a Consent form or withdrawing the International Participant's consent may affect the International Participant's ability to participate in the Plan.

Notifications

Securities Law Notice. This Agreement, the Plan and all other materials the International Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and, therefore, the shares of Common Stock described in any Plan- related documents may not be offered or placed in public circulation in Russia. In no event will shares of Common Stock issued under the Plan be delivered to the International Participant in Russia. Any shares of Common Stock acquired under the Plan will be maintained on the International Participant’s behalf outside of Russia. Moreover, the International Participant will not be permitted to sell or otherwise alienate any shares of Common Stock directly to other Russian legal entities or individuals.

Exchange Control Notice. The International Participant may be required to repatriate cash proceeds from the International Participant's participation in the Plan (e.g., cash dividends, sale proceeds) as soon as the International Participant intends to use those cash amounts for any purpose, including reinvestment. If the repatriation requirement applies, such funds must initially be credited to the International Participant through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to other accounts, including ones at foreign banks, in accordance with Russian exchange control laws. As of April 17, 2020, the repatriation requirement may not apply with respect to cash amounts received in an account that is considered by the Central Bank of Russia to be a foreign brokerage account opened with a financial market institution other than a bank. Statutory exceptions to the repatriation requirement also may apply. The International Participant should consult with the International Participant's personal advisor to determine the applicability of the repatriation requirement to any cash received in connection with the International Participant’s participation in the Plan and to ensure compliance with any applicable exchange control requirements.

Foreign Asset/Account Reporting Information. As of January 1, 2020, the International Participant is required to report the opening, closing or change of details of any foreign brokerage account to the Russian tax authorities within one (1) month of opening, closing or change of details of such account. The International Participant also is required to submit an annual cash flow report for any such foreign brokerage account on or before June 1 of the following year (with the first report due by June 1, 2021 for the year 2020). The International Participant should consult with the International Participant's personal advisor to determine the applicability of these reporting requirements to any brokerage account opened in connection with the International Participant's participation in the Plan.

Labor Law Notice. If the International Participant continues to hold shares of Common Stock acquired at vesting/settlement of the Equity Award after an involuntary termination, the International Participant will not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Notification. Anti-corruption laws prohibit certain public services, their spouses and their dependent children from owning any foreign source financial instruments (which may include the Equity Award). Accordingly, the International Participant should inform the Company if the International Participant is covered by these laws.

SINGAPORE

Notifications

Securities Law Notice. The grant of the Equity Award is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the International Participant with a view to the shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The International Participant should note that the Equity Award is subject to section 257 of the SFA and the International Participant should not make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common subject to the Equity Award in Singapore, unless such sale or offer is made after six (6) months of the grant of the Equity Award or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Director Notification Information. If the International Participant is a director,2 associate director or shadow director of a Singapore Parent, subsidiary or affiliate, the International Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the International Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Parent, subsidiary or affiliate in writing of an interest (e.g., an Equity Award or shares of Common Stock) in the Company or any Parent, subsidiary or affiliate within two (2) business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of shares of Common Stock), or (iii) becoming a director, associate director or shadow director, if such interest exists at the time. If the International Participant is the chief executive officer (“CEO”) of the Singaporean Parent, subsidiary or affiliate and the above notification requirements are determined to apply to the CEO of the Singaporean Parent, subsidiary or affiliate, the above notification requirements also may apply to the International Participant. If applicable, the International Participant should consult with the International Participant's personal advisor for further details regarding these requirements.

SLOVAK REPUBLIC

No country-specific provisions.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements the "Nature of Award" section of the Agreement:

By accepting the award, the International Participant consents to participation in the Plan and acknowledges that the International Participant has received a copy of the Plan document.

The International Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Equity Award under the Plan to individuals who may be employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any equity award granted will not economically or otherwise bind the Company or any subsidiary or affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreeme nt. Consequently, the International Participant understands that the Equity Award is given on the assumption and condition that the Equity Award shall not become part of any employment contract (whether with the Company or any subsidiary or affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the International Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the Equity Award, which is gratuitous and discretionary, since the future value of the underlying shares of Common Stock is unknown and unpredictable. The International Participant also understands that the grant of the Equity Award would not be made but for the assumptions and conditions set forth hereinabove; thus, the International Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Equity Award and any rights to the underlying shares of Common Stock shall be null and void.

Further, the International Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, any unvested Equity Award will be cancelled without entitlement to any shares of Common Stock underlying the Equity Award if the International Participant’s employment is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a "despido improcedente"), material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, or under Article 10.3 of Royal Decree 1382/1985.

The International Participant also understands that the grant of the Equity Award would not be made but for the assumptions and conditions set forth hereinabove; thus, the International Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Equity Award shall be null and void.

Notifications

Securities Law Notice. The Equity Award and underlying shares of Common Stock described in the Agreement (including this Appendix) do not qualify under Spanish regulations as securities. No "offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Appendix) has not been nor will it be

____________
2 “Director” includes any person, by whatever name described, who occupies the position of director of a Singapore corporation and includes a shadow director on whose instructions the directors of the corporation are accustomed to act.

registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and it does not constitute a public offering prospectus.

Exchange Control Notice. The International Participant must declare the acquisition of shares of Common Stock to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry for statistical purposes. In addition, if the International Participant wishes to import the ownership title of the shares of Common Stock (i.e., share certificates) into Spain, the International Participant must declare the importation of such securities to the DGCI. The sale of the shares of Common Stock must also be declared to the DGCI by means of a form D-6 filed in January, unless the sale proceeds exceed the applicable threshold (currently
€1,502,530), in which case, the filing is due within one (1) month after the sale.

When receiving foreign currency payments in excess of €50,000 derived from the ownership of shares of Common Stock (i.e., dividends or sale proceeds), the International Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The International Participant will need to provide the institution with the following information: (i) the International Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

In addition, the International Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares of Common Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of 31 December of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Asset/Account Reporting Information. To the extent the International Participant holds rights or assets (e.g., cash or shares of Common Stock held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of 31 December each year (or at any time during the year in which the International Participant sells or disposes of such right or asset), the International Participant is required to report information on such rights and assets on the International Participant's tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following 31 March. Failure to comply with this reporting requirement may result in penalties to the Spanish residents.

SWEDEN

Terms and Conditions

Withholding Taxes. The following provisions supplement the “Taxes” section of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the “Taxes” section of the Agreement, by accepting the grant of the Equity Awards, the International Participant authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the International Participant upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Notice. Neither this document or any other materials relating to the Equity Award constitutes a prospectus as such term is understood according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), and neither this document nor any materials relating to the shares of Common Stock may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an International Participant. Neither this document nor any other offering or marketing material relating to the Equity Awards has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

Foreign Asset/Account Reporting Information. The International Participant is required to declare all of the International Participant's foreign bank and brokerage accounts in which the International Participant holds cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis in the International Participant's tax return. This includes awards granted to the International Participant under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that International Participants are required to file with the International Participant's tax return.

TURKEY

Notifications

Securities Law Notice. By accepting the Equity Awards and participating in the Plan, the International Participant acknowledges that the International Participant understands that the shares of Common Stock acquired under the Plan cannot be sold in Turkey. The shares of Common Stock are currently traded on the NASDAQ, which is located outside Turkey, under the ticker symbol “XRX” and the shares of Common Stock may be sold through this exchange.

Financial Intermediary Information. Activity related to investments in foreign securities (e.g., the sale of shares of Common Stock acquired under the Plan) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. The International Participant understands that the International Participant is solely responsible for complying with this requirement and should contact the International Participant’s personal legal advisor for further information regarding the International Participant’s obligations in this respect.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Agreement, the Plan and other incidental communication materials concerning the Equity Awards are intended for distribution only to International Participants of the Company or any its subsidiaries or affiliates. The Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates has no responsibility for reviewing or verifying any documents in connection with the Equity Awards. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved these communications nor taken steps to verify the information set out in them, and have no responsibility for them.

Further, the shares of Common Stock underlying the Equity Awards may be illiquid and/or subject to restrictions on their resale. The International Participant should conduct the International Participant's own due diligence on the Equity Awards offered pursuant to the Agreement. If the International Participant does not understand the contents of the Plan and/or the Agreement, the International Participant should consult an authorized financial adviser.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes. The following provisions supplement the “Taxes” section of the Agreement:

Without limitation to the “Taxes” section of the Agreement, the International Participant agrees that the International Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The International Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax- Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the International Participant’s behalf.

Notwithstanding the foregoing, if the International Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the International Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the International Participant, as it may be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the International Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The International Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer for the value of any NICs due on this additional benefit, which the Company and/or the Employer may collect from the International Participant by any of the means set forth in the “Taxes” section of the Agreement.

Exclusion of Claim. The International Participant acknowledges and agrees that the International Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the International Participant’s ceasing to have rights under or to be entitled to the Equity Award whether or not as a result of termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Equity Award. Upon the grant of the Equity Award, the International Participant shall be deemed to have waived irrevocably any such entitlement.

***********************************

EXHIBIT A

SPECIAL NOTICE FOR INTERNATIONAL PARTICIPANTS IN DENMARK EMPLOYER STATEMENT
Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended effective January 1, 2019 (the “Stock Option Act”), the International Participant is entitled to receive the following information regarding Xerox Holdings Corporation (the “Company”) offering of restricted stock units (“Restricted Stock Units”) under the Xerox Holdings Corporation Performance Incentive Plan (the “Plan”) in a written statement.

This statement generally contains information mentioned in the Stock Option Act. Additional terms and conditions of the Restricted Stock Units are described in detail in the Plan, the International Participant's applicable Restricted Stock Unit agreement and any other grant materials, which have been made available to the International Participant (the “Award Documents”). In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the Award Documents, this Employer Statement shall prevail. Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the Plan or the applicable Award Documents.

1.Date of Grant

The grant date of the International Participant's Restricted Stock Units is the date that the Committee approved a grant for the International Participant and determined it would be effective.

2.Terms and Conditions of Restricted Stock Units

The grant of Restricted Stock Units under the Plan is made at the sole discretion of the Committee. The Committee has very broad powers to determine who will receive Restricted Stock Units and when, and to set the terms of the Restricted Stock Units. The Company may decide, in its sole discretion, not to make any grants of Restricted Stock Units to the International Participant in the future. Under the terms of the Award Documents, the International Participant have no entitlement or claim to receive future Restricted Stock Units.

3.Vesting Date or Period

The International Participant's Restricted Stock Units shall vest over time and/or upon achievement of certain performance criteria, provided that the International Participant continue as an employee of the Company or any subsidiary or affiliate. The exact vesting conditions applicable to the International Participant's Restricted Stock Unit will be set forth in the Award Documents.

4.Purchase Price

The Restricted Stock Units are granted for no consideration, and the International Participant is not required to make any payment to receive the underlying shares of Common Stock upon vesting of the Restricted Stock Units.

5.Rights upon Termination of Employment

The terms which regulate the treatment of the International Participant's Restricted Stock Units upon termination of employment are set out in the Plan and in the Award Documents. In summary, upon the International Participant's termination of employment for any reason other than death, Disability or Retirement, any unvested Restricted Stock Units shall be forfeited and cancelled on the date of such termination of employment.

6.Financial Aspects of Restricted Stock Units

The offering of Restricted Stock Units has no immediate financial consequences for the International Participant. The value of the Restricted Stock Units that the International Participant is granted under the Plan is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of Common Stock are financial instruments and investing in stock will always have financial risk. The possibility of profit at the time the International Participant sells the shares of Common Stock acquired pursuant to the Restricted Stock Units will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things.

SÆRLIG MEDDELELSE TIL INTERNATIONALE DELTAGERE I DANMARK ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold, som ændret med virkning fra 1. januar 2019 ("Aktieoptionsloven"), er den Internationale Deltager berettiget til i en skriftlig erklæring at modtage følgende oplysninger vedrørende Xerox Holdings Corporations ("Selskabets") tildeling af betingede aktier ("Betingede Aktier") i henhold til Xerox Holdings Corporation Performance Incentive Plan ("Ordningen").

Denne erklæring indeholder generelt de oplysninger, der er nævnt i Aktieoptionsloven. De øvrige kriterier og betingelser for de Betingede Aktier er nærmere beskrevet i Ordningen, i den Internationale Deltagers gældende aftale vedrørende de Betingede Aktier og i eventuelt andet tildelingsmateriale, som er blevet stillet til rådighed for den Internationale Deltager ("Tildelingsdokumenterne"). I tilfælde af uoverensstemmelse mellem en bestemmelse i denne Arbejdsgivererklæring og bestemmelserne i Tildelingsdokumenterne har denne Arbejdsgivererklæring forrang. Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i Ordningen eller i de gældende Tildelingsdokumenter.

1.Tildelingstidspunkt

Tildelingstidspunktet for den Internationale Deltagers Betingede Aktier er den dag, hvor Udvalget godkendte en tildeling til den Internationale Deltager og besluttede, at den skulle træde i kraft.

2.Kriterier og betingelser for Betingede Aktier

Tildelingen af Betingede Aktier i henhold til Ordningen sker efter Udvalgets eget skøn. Udvalget har meget vide beføjelser til at bestemme, hvem der skal modtage Betingede Aktier og hvornår, samt til at fastsætte betingelserne for de Betingede Aktier. Selskabet kan frit vælge ikke fremover at tildele den Internationale Deltager nogen Betingede Aktier. I henhold til Tildelingsdokumenterne har den Internationale Deltager ikke hverken ret til eller krav på at modtage Betingede Aktier i fremtiden.

3.Modningstidspunkt eller -periode

Den Internationale Deltagers Betingede Aktier modnes over tid og/eller ved opfyldelse af visse performance-kriterier, forudsat at den Internationale Deltager stadig er ansat i enten Selskabet, en dattervirksomhed eller en tilknyttet virksomhed. De nærmere modningsbetingelser, som gælder for den Internationale Deltagers Betingede Aktier, fremgår af Tildelingsdokumenterne.

4.Købskurs

De Betingede Aktier tildeles vederlagsfrit, og den Internationale Deltager er ikke forpligtet til at foretage nogen betalinger for at modtage de underliggende Ordinære Aktier, når de Betingede Aktier modnes.

5.Retsstilling i forbindelse med fratræden

Ved den Internationale Deltagers fratræden vil dennes Betingede Aktier blive behandlet som beskrevet i Ordningen og i Tildelingsdokumenterne. Opsummerende kan det beskrives således, at eventuelle ikke-modnede Betingede Aktier vil bortfalde og blive annulleret på tidspunktet for den Internationale Deltagers fratræden, medmindre dennes fratræden skyldes dødsfald, Invaliditet eller Pensionering.

6.Økonomiske aspekter ved Betingede Aktier

Tildelingen af Betingede Aktier har ingen umiddelbare økonomiske konsekvenser for den Internationale Deltager. Værdien af de Betingede Aktier, som den Internationale Deltager tildeles i henhold til Ordningen, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige, vederlagsafhængige ydelser.

Ordinære Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Muligheden for en gevinst på det tidspunkt, hvor den Internationale Deltager sælger de Ordinære Aktier, som er erhvervet i forbindelse med de Betingede Aktier, afhænger ikke alene af Selskabets økonomiske udvikling, men også af bl.a. den generelle udvikling på aktiemarkedet.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

Xerox Holdings Corporation

By:	Flor M. Colón
Corporate Secretary